Exhibit 10.2

This agreement is entered into by and between Avici Systems Inc. (the “Company”) and T.S. Ramesh (“you”).

SEVERANCE PAY

You will receive severance pay if you are terminated from employment with the Company without Cause or if you resign for Good Reason.

The amount of the severance pay will be three (3) months of your base salary at the rate in effect on your separation date, less applicable taxes. In addition, if you extend your group health, dental, and/or vision insurance coverage under COBRA, for the first three (3) months the Company will pay the same percentage of your monthly premiums that it pays for active employees. For the remainder of the COBRA period you will be solely responsible for the full premium amounts.

To receive severance pay, you will be required to sign the Company’s standard release of claims.

The Company may arrange under separate agreement for other benefits in connection with any future workforce reductions.

Severance pay eligibility will end and not apply to any termination or resignation occurring following the one (1) year anniversary of a Change of Control.

DEFINITIONS; OTHER

A termination for “Cause” as used herein means your being terminated due to (a) willful misconduct or violation of Company policy which causes material harm to the Company, (b) willful breach of an employment or other agreement with the Company which causes material harm to the Company, or (c) being convicted of any felony.

A resignation for “Good Reason” as used herein means you resign because, following or at the time of a Change of Control, (a) you suffer a material reduction in responsibility; (b) your base salary is decreased; (c) you are required to relocate more than fifty (50) miles from your work location immediately prior to the Change of Control; or (d) you are excluded from any material benefit plan made available to similarly situated employees of the acquiring party.

“Change of Control” as used herein means the closing of (a) the sale of the Company by merger, consolidation or purchase of outstanding capital stock in which the shareholders of the Company, as such, no longer own a majority of the outstanding equity securities of the Company or its successor; (b) any sale of all or substantially all of the assets of the Company, other than in a spin-off or similar transaction; or (c) any other acquisition of the business of the Company, as determined by the Board.

Assignment. This agreement will be binding on and inure to the benefit of the parties and the Company’s successors and assigns.

Confidentiality. You must keep this agreement confidential. The Company may publicly disclose the fact that you have been offered this agreement, the terms of this agreement, and/or your receipt of severance pay under this agreement (the “Information”). If, prior to the Company’s public disclosure of any or all of the Information, either you disclose any or all of the Information to anyone other than your spouse or financial advisor or your spouse or financial advisor discloses any or all of the Information, this agreement will become void and you agree to repay any payments already paid hereunder.

Employment at Will. This agreement is not an employment contract. Nothing in this agreement modifies your status as an employee at will or guarantees employment for any length of time.

Entire Agreement; Modification; Governing Law. Except as otherwise provided herein, this agreement constitutes the only agreement between you and the Company with respect to the subject matter hereof, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This agreement may be amended or modified only in a writing signed by both you and the Company. Any dispute concerning this agreement will be governed by the internal laws of Massachusetts.

AVICI SYSTEMS INC.,		By: EMPLOYEE

Print name:		Print name:
Signature:	/s/ William Leighton	Signature:	/s/ T.S. Ramesh